STRYKER ANNOUNCES APPOINTMENT OF WILLIAM JELLISON TO THE POSITION OF VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Kalamazoo, Michigan - April 8, 2013 - Stryker Corporation (NYSE:SYK) announced that William Jellison has joined the Company in the position of Vice President, Chief Financial Officer reporting to Kevin A. Lobo, President and Chief Executive Officer, effective April 22, 2013. In this role, Mr. Jellison will have global responsibilities for Stryker's Finance and Information Technology activities, including Corporate Accounting, Reporting, Tax, Treasury and Internal Audit functions. Dean Bergy, Stryker's Interim CFO and Vice President, Corporate Secretary, will help support Mr. Jellison in his new role during a transition period through the second quarter of 2013. Mr. Bergy will remain Vice President, Corporate Secretary.
Prior to joining Stryker, Mr. Jellison had 15 year tenure at Dentsply International, the world's largest manufacturer of professional dental products, most recently as the company's Senior Vice President and Chief Financial Officer. His extensive experience and strong track record will be instrumental in helping Stryker drive globalization and cost optimization. Mr. Jellison's experience at Dentsply included an assignment as a Senior Vice President with full P&L responsibilities over a number of international and domestic operations prior to returning to the CFO role in 2005. Before joining Dentsply, he spent 18 years with Donnelly Corporation, a publicly traded international automotive parts supplier.
Mr. Jellison graduated from Hope College with a bachelor's degree in business administration, became a Certified Management Accountant and is a member of both the IMA and FEI.
"Bill's accomplished career in managing the financial activities of growing multinational organizations will complement our leadership team in achieving our strategic goals,” stated Kevin A. Lobo, President and Chief Executive Officer.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.
Contacts
For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com
For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com